Exhibit 99.1

ITT Industries Announces Sale of Auto Brake & Fuel Tubing Business to
Cooper-Standard Automotive for $205 Million

-	Divestiture moves portfolio closer to achieving premier multi-industry performance

-	Benefits include improved growth profile, increased margins, more efficient use of capital

-	ITT to use proceeds to pay down debt and grow core businesses

-	Company conducting strategic review of businesses within Electronic Components

          WHITE PLAINS, N.Y., Dec. 5 /PRNewswire-FirstCall/ -- ITT Industries, Inc. (NYSE: ITT) today announced that it has signed a definitive agreement to sell its automotive brake & fuel tubing and components business to Cooper-Standard Automotive, a privately-held company, for $205 million in cash. The business, one of the top global manufacturers of steel and plastic tubing for fuel and brake lines and quick-connects, serves the transportation industry with reported 2004 revenues of $437 million. Both parties expect to finalize the transaction in the first quarter of 2006, subject to customary closing conditions and regulatory approval.

          “This transaction is consistent with our value-based strategy of focusing ITT’s assets and attention on our core businesses, such as advanced water treatment, water and wastewater solutions, space, defense electronics, systems and services, and leisure marine in order to provide greater potential for growth and profitability,” said Steve Loranger, Chairman, President and Chief Executive Officer of ITT Industries. “This transaction creates value for ITT, Cooper-Standard and the employees of the auto tubing business, allowing us to focus our resources on our strong growth platforms, and giving Cooper-Standard a well-positioned world-class supplier of components that compliment their existing product lines.”

          “With this transaction, we are moving our portfolio closer toward achieving premier multi-industry performance, with an improved growth profile, increased margins and a more efficient use of capital,” Loranger said.

          ITT’s auto tubing business employs approximately 3,500 people in seven countries, with major manufacturing sites in the U.S., Canada, Mexico, Germany, France and the Czech Republic.

          Loranger said the revenue and earnings from its automotive tubing business will be moved into discontinued operations, reducing full-year 2005 earnings per share (EPS) by an estimated 18 cents per share, resulting in a full-year 2005 earnings from continuing operations of between $5.17 and $5.22. Loranger said the company is also reviewing its businesses within the Electronic Components group to determine which businesses are consistent with ITT’s long-term financial objectives, and pointed to the likelihood that the company will take a special charge of $200 - $275 million in the fourth quarter, primarily related to a non-cash asset impairment charge. The company expects to announce its strategic intent for the businesses within the Electronic Components group during its December 16 guidance call forecasting 2006 earnings.

          ITT will host an investor briefing to outline details of the transaction on Monday, December 5, 2005 at 10:30am EST. The briefing can be monitored live on the Internet beginning at 10:30am at the following address on the company’s web site: http://www.itt.com/ir.

          A replay of the briefing will be available on the Internet, and telephonically until Monday, December 12, 2005 at 6:00pm EST.  Those desiring to hear the replay on the telephone should call 973-341-3080 (PIN #6793832).

          About Cooper-Standard Automotive

          Cooper-Standard Automotive Inc., headquartered in Novi, Mich., is a leading global automotive supplier specializing in the manufacture and marketing of systems and components for the transportation industry. Cooper-Standard Automotive Inc. employs more than 13,000 people across 47 facilities in 14 countries. Cooper-Standard is a privately-held portfolio company of The Cypress Group and Goldman Sachs Capital Partners 2000.

          About ITT Industries

          ITT Industries, Inc. (www.itt.com) supplies advanced technology products and services in key markets including: fluid and water management including water treatment; defense communication, opto-electronics, information technology and services; electronic interconnects and switches; and other specialty products. Headquartered in White Plains, NY, the company generated $6.8 billion in 2004 sales. In addition to the New York Stock Exchange, ITT Industries stock is traded on the Midwest, Pacific, Paris, London and Frankfurt exchanges.

          For free B-roll/video content about ITT Industries, please log onto www.thenewsmarket.com/ITT to preview and request video.  You can receive broadcast-standard video quality digitally or by tape from this site.  Registration and video are free to the media.

          “Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995 (“the Act”):

          Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Act.  These forward-looking statements include statements that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance.   Whenever used words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated by the Company include general global economic conditions, decline in consumer spending, interest and foreign currency exchange rate fluctuations, availability of commodities, supplies and raw materials, competition, acquisitions or divestitures, changes in government defense budgets, employment and pension matters, contingencies related to actual or alleged environmental contamination, claims and concerns, intellectual property matters, personal injury claims, governmental investigations, tax obligations,  and changes in generally accepted accounting principles. Other factors are more thoroughly set forth in Item 1. Business and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements in the ITT Industries, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other of its filings with the Securities and Exchange Commission.   The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE  ITT Industries, Inc.
          -0-                                        12/05/2005
          /CONTACT:  Robert Powers, VP of IR, ITT Industries, Inc., +1-914-641-2030/
          /First Call Analyst: Robert Powers/
          /FCMN Contact: /
          /Web site:  http://www.itt.com/
          (ITT)